Exhibit 99.1

Forum Markets Announces Joint Venture with Edge Node AI to Deploy Inference AI Compute Across the U.S. at Existing Powered Data Sites and Mobile Communications Towers

●	Initial planned deployment comprises approximately 11 MW of energized capacity

●	Compute capacity from initial deployment being fully allocated to long-term off-take partners

●	Forum Markets introduces 2027 revenue guidance of $125 Million to $175 Million

●	No equity issued to stand up initial deployment nor required to achieve 2027 revenue guidance

●	Real estate and site equipment have already been purchased; compute capital expenditures are being funded through a combination of customer deposits and equipment financing

PALM BEACH, Fla., Oct. 5, 2026 /PRNewswire/ — Forum Markets, Incorporated (Nasdaq: FRMM) (“Forum” or “the Company”), an innovator in sourcing and operating cash-generating assets in aerospace, AI, and AI-powered consumer finance, today announced its first major investment in artificial intelligence (“AI”) infrastructure with the formation of Forum Edge AI LLC, a Delaware limited liability company (the “Joint Venture”) on October 2, 2026, a joint venture with Edge Node Inc., a Texas corporation (“Edge Node AI”), to own and operate high-performance inference compute capacity at sites that already have power and permits in place. Edge Node AI is an AI infrastructure company and approved Nvidia partner building a distributed AI inference network designed for companies and assets that depend on constant, real-time graphics processing unit (GPU) access. Forum holds majority ownership of and controls the Joint Venture, which has an initial portfolio consisting of 2MW of a 4 MW data center in Dallas, a 6 MW data center campus in High Point, N.C., and one initial mobile communications tower site of 1-2 MW with the ability to scale under separate agreements with SBA Communications Corporation (Nasdaq: SBAC) (“SBAC”) and Tillman Infrastructure (“Tillman”). The Company expects to contract additional sites with other communications tower owners moving forward.

Transaction Highlights

●	Joint Venture: Forum Edge AI LLC is owned 51% by Forum and 49% by Edge Node AI. Forum is the sole manager and expects to consolidate the Joint Venture’s financial results

●	Initial portfolio: A Dallas data center with approximately 2 MW running today, stepping up to about 4 MW in the fourth quarter of 2026 and first quarter of 2027 with 2 MW already being operated by Edge Node AI, and 2 MW allocated to the Joint Venture; a six-building, 5-acre campus in High Point, N.C., with 9 MW of live utility power that will be 100% owned by the Forum Edge AI Joint Venture; and one mobile tower deployment in Texas near the existing Dallas data center

●	Compute offtake: Forum Edge AI is allocating compute offtake to large, high-credit-quality counterparties over a multi-year period, which covers the entire contemplated initial power capacity and matches debt financing terms of the compute equipment portfolio

●	Project-level structure: Each data site will be held in a special purpose vehicle (SPV) held by the Joint Venture, with each SPV financed and closed independently, with no cross-collateralization between projects. This modular deployment allows for capital efficiency and structuring agility.

●	Equipment financing: A material portion of the compute equipment will be debt financed, with the Joint Venture funding equipment down payments at the project level primarily through proceeds of down payments from compute off-take partners and matched contract duration equipment financing.

●	Aligned ownership: Forum and Edge Node AI will exchange 9.95% equity stakes in each respective company, subject to the achievement of certain power and financing milestones by the Joint Venture. Forum’s contingent issuance of approximately 1.46 million shares represents approximately 9.95% of its shares outstanding after giving effect to the issuance, based on 13.2 million shares outstanding as of October 2, 2026.

●	Revenue timing: The first compute racks in Dallas are already energized, with the site’s full initial phase capacity and contracted revenue expected in late 2026 or early 2027, and the first compute racks in High Point, N.C., expected to energize in the first quarter of 2027. The initial mobile tower deployment is expected occur by mid-2027. Given this cadence, Forum is introducing full-year 2027 consolidated revenue guidance of $125 million to $175 million, reflecting 100% of Joint Venture revenue for the initial portfolio.

“We have looked at myriad AI financing and infrastructure opportunities over the past several months, and we were deliberate about where we were willing to commit capital,” said McAndrew Rudisill, chairman and chief executive officer of Forum. “Deal flow was never the constraint in this market. Discipline was. We were patient because we were looking for a specific set of characteristics: sites where the power and the permits already exist; equipment we can finance on terms we can model and collateralize; a structure that keeps risk contained at the project level; and a credible partner whose economics are aligned with our own over the long term. This transaction has all four, and we believe it represents the most attractive risk-adjusted return we have underwritten to date. I am genuinely excited about the growth potential it unlocks for Forum, and we are intensely focused on the execution that will generate that growth, one site at a time.”

The transaction supports Forum’s strategy of acquiring, structuring, financing and operating cash-generating assets with attractive risk-adjusted returns in large, complex markets with durable demand drivers. Forum has previously identified AI infrastructure as one of its four key vertical markets, alongside commercial aerospace, manufactured housing finance and auto credit. Forum’s pipeline of AI infrastructure deals has been a key 2026 priority, and the Joint Venture represents a major step forward in both expanding access to financing and tokenization opportunities and integrating strategic asset ownership with a highly differentiated, risk-controlled and modular approach. The Joint Venture is focused on inference, the workload that runs trained AI models in production, which in many use cases is required to sit close to the users it serves. Forum Edge AI’s platform architecture addresses this demand for low-latency, edge compute by placing its sites inside metropolitan areas rather than in remote campuses. Simultaneously, this approach unlocks existing spare power, connectivity and physical sites rather than undertaking lengthy new greenfield builds.

“The next phase of AI infrastructure will require more than simply adding GPU capacity—it will require a distributed compute architecture that brings high-performance inference closer to where workloads and customers operate. Edge Node AI has been built around that vision,” said Mallik Panda, founder and chief executive officer of Edge Node AI. “Forum brings significant capabilities in capital markets, financing, structuring, power and GPU supply that are highly complementary to our technical and operating capabilities. Together, we believe Forum Edge AI provides a strong platform to deploy infrastructure rapidly across powered data centers and distributed edge locations while maintaining disciplined, project-level economics. We are excited to work alongside Forum to build and scale this platform.”

Deal Structure

The Joint Venture will initiate and own the various projects which, discretely, deliver compute. These projects are organized in a hub-and-spoke manner, with the “spokes” as tower sites and the “hubs” as owned data centers from which equipment at the tower sites can also be serviced and maintained by Forum Edge AI personnel. To mitigate risk, each AI compute site will be held in a distinct project-level SPV, and each project will be capitalized, financed and closed independently of the others, with no cross-collateralization between projects. Where a project includes real property, the land and the compute equipment will be held in separate entities, ensuring that equipment financing does not encumber real estate and real estate financing does not encumber the equipment.

Forum is the sole manager and 51% owner of the Joint Venture and will consolidate its financial performance. All project revenue will flow to the Joint Venture, and operating expenses will be charged to the Joint Venture at actual cost with no markup. Forum will hold a right of first refusal on any data center or tower site originated by Edge Node AI, as well as on compute capacity across all projects. Edge Node AI will license its variable-load inference technology to the Joint Venture and will provide senior technical and operating capabilities and personnel to run the data centers and edge nodes on a day-to-day basis.

Forum and Edge Node AI will exchange 9.95% equity stakes in each respective company, subject to the achievement of certain power and financing milestones by the Joint Venture. Edge Node AI will receive approximately 1.46 million shares of Forum’s common stock, representing approximately 9.95% of its shares outstanding after giving effect to the issuance, based on 13.2 million shares outstanding as of October 2, 2026. Both parties are subject to lock-up restrictions on the shares that may be issued. The cross-ownership is intended to align Forum’s and Edge Node AI’s interests in the long-term performance of the platform.

Initial Site Portfolio

Power, permits and structures are already in place across the initial site portfolio. Forum believes this footprint delivers significantly reduced execution risk and a faster path from capital deployment to revenue.

●	Dallas

○	The Joint Venture will own the computing equipment and transformer capacity at Edge Node AI’s existing Dallas facility

○	Certificate of occupancy for colocation and data center use received July 1, 2026

○	Approximately 2.0 MW of power running today, increasing to approximately 4.0 MW at the meter by early 2027, with contracted revenue expected to begin in late 2026 or early 2027

○	Edge Node AI retains ownership of the real estate while Forum’s interest covers the equipment

●	High Point, N.C.

○	Signed purchase and sale agreement to acquire a six-building, 5-acre campus

○	9 MW of live utility power available on site today

○	Initial installation of approximately 6 MW of GPUs expected to energize in the first quarter of 2027

○	Additional capacity to be added in phases as required cooling upgrades are completed

●	Tower Sites

○	Separate agreements with SBAC and Tillman covering one initial mobile tower deployment in Texas proximal to the existing Dallas data center. Agreements contemplate scaling in multiple metropolitan statistical areas and provide a measured, highly modular growth trajectory to the tower deployment as deemed appropriate by the Joint Venture

○	The Joint Venture owns the equipment at each site and pays the tower owners a monthly fee

○	Each installation has been sized to fit the existing lease, with zoning and power already in place

○	Opening step in a program under which the Joint Venture expects to access multiple tower sites over time, with new tower sites added only after the previous sites achieve certain key performance metrics

The Joint Venture is the result of the strategic review undertaken by the special committee of Forum’s board of directors, which evaluated a range of alternatives. Given the scale and tenor of the venture, the committee determined to suspend further exploration at this time. Forum will provide additional updates if and when appropriate.

Forum Markets Revenue Guidance

Forum Markets, Incorporated, the public company, is providing the revenue guidance set forth below on a consolidated basis. Based on current site rollout assumptions for the Joint Venture, including the timing of the Dallas transformer upgrade, the North Carolina site closing and the pace of the first tower installation, Forum is establishing full-year 2027 revenue guidance of $125 million to $175 million (consolidated, reflecting 100% of Joint Venture revenue). The Company continues to anticipate becoming cash flow positive in early 2027.

The initial phase of deployment described in this release extends through mid-2027, and full-year 2027 revenue guidance reflects only the anticipated contribution of this initial phase. Forum anticipates additional deployment beyond the initial phase and expects it would update its full-year 2027 guidance to reflect any such expansion. There can be no assurance that any additional deployment will occur, or as to the timing, size or terms of any additional deployment.

Forum will consolidate the Joint Venture in its financial statements. The guidance above therefore reflects 100% of the Joint Venture’s anticipated revenue. Edge Node AI’s economic share of the Joint Venture will be reported below net income as noncontrolling interest and will not affect revenue.

About Forum Markets, Incorporated

Forum Markets, Incorporated (Nasdaq: FRMM) is an innovative company that sources and structures cash-generating assets with attractive risk-adjusted returns in AI infrastructure, commercial aerospace, manufactured housing finance and auto credit. The Company draws on proprietary origination pipelines and strategic co-investment partnerships to scale its portfolio and generate durable operating income. Forum integrates traditional asset management principles with hands-on operational execution as it builds a new framework for how real-world assets are owned, managed and monetized. For more information, please visit forum-markets.com.

About Edge Node AI

Edge Node AI is an AI infrastructure company and approved Nvidia partner developing and operating distributed high-performance compute infrastructure across the United States. The company’s strategy combines powered data center capacity with distributed edge deployments, including telecommunications tower locations, to support low-latency AI inference and other GPU-intensive workloads. Edge Node AI focuses on utilizing sites with existing power, connectivity and infrastructure to accelerate deployment and bring compute capacity closer to customers and end users. Headquartered in Dallas, Edge Node AI provides technical, infrastructure development and operating capabilities supporting the deployment and day-to-day operation of its AI compute network.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance and growth of the Company; the ability of the Company to execute its plans, the assets to be held by the Company, the Company’s current and anticipated yield strategies, and future performance. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, and actual results may differ materially. Applicable risks and uncertainties include, among others, the risk that the proposed transactions described herein may not be completed in a timely manner or at all, including the risk that the parties do not execute definitive documentation for the Joint Venture or any individual project; the risk that anticipated site capacity, power availability, permitting, equipment delivery or customer contracts are delayed or not obtained; the risk that equipment financing is not available on the terms or in the amounts assumed, or at all; risks associated with the Company’s guarantee obligations in support of project-level financing; failure to realize the anticipated benefits of the stock repurchase program, previously announced private placements, sale of convertible notes, and related transactions, including the Company’s ability to achieve profitable operations; the Company’s ability to repurchase shares of common stock, the timing thereof, purchase price thereof, and the fact that repurchases may not be undertaken under the stock repurchase program; fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting; government regulation of tokenized securities; risks relating to the treatment of assets for U.S. and foreign tax purposes; changes in securities laws or regulations; changes in business, market, financial, political and regulatory conditions; risks relating to the Company’s OTC transaction, including the Company’s ability to repay such facility, covenants associated therewith and security interests associated therewith; risks relating to the Company’s previously announced ATM offering, including potential downward pressure on the Company’s stock price associated therewith; risks relating to the Company’s operations and businesses; risks related to increased competition in the industries in which the Company does and will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; expectations with respect to future performance, growth and anticipated acquisitions; potential litigation involving the Company; global economic conditions; geopolitical events and regulatory changes; access to additional financing, and the potential lack of such financing; and the Company’s ability to raise funding in the future and the terms of such funding, including dilution caused thereby, as well as those risks and uncertainties identified and those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and Quarterly Reports on Form 10-Q, as well as other information the Company has or may file with the SEC, including those disclosed under Item 8.01 of the Current Reports on Form 8-K filed by the Company with the SEC. Readers are cautioned not to place undue reliance on these statements. Investors should also be aware that under U.S. Generally Accepted Accounting Principles, certain crypto assets must be measured at fair value, with changes recognized in net income for each reporting period. These fair value adjustments may cause significant fluctuations in the Company’s balance sheet and income statement from period-to-period. In addition, for certain crypto assets, including ETH, which the Company holds as collateral against a loan, impairment charges may be required to be reported in net income if the market price of such assets falls below the cost basis at which those assets are carried on the balance sheet. Readers are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update any forward-looking statements except as required by law. The Company’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Forum Media and Investor Contact:

John Kristoff

SVP, Corporate Communications and IR

IR@forum-markets.com

Edge Node AI Media Contact:

Narendra Manney

Nmanney@edge-node.ai